 Exhibit 10.31

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

LICENSE AND SUPPLY AGREEMENT

by and between

GENOCEA BIOSCIENCES, INC.
and

ONCOVIR, INC.

TABLE OF CONTENTS
Page
1.Definitions.    1
2.License and Supply of Product.    5
3.Up-Front Payment; Initial Supply.    6
4.Additional Orders and Supply of Product; Marketing Approval Milestone Payment.    7
5.DIRECT OR INDIRECT EARNED SALES ROYALTIES:    8
6.Terms and Conditions of Sale    9
7.Manufacturing Support.    12
8.Regulatory Support.    15
9.Certain Representations and Covenants.    16
10.Indemnification, Insurance and Liability.    17
11.Confidentiality of Agreement
12.Inventions and Intellectual Property    19
13.Term and Termination    20
14.Miscellaneous    22

LICENSE AND SUPPLY AGREEMENT

This License and Supply Agreement (“Agreement”) is made effective as of January 26, 2018 (the “Effective Date”) by and between GENOCEA BIOSCIENCES, Inc. a Delaware corporation having its principal office at 100 Acorn Park Drive, Cambridge, MA 02140 (“GENOCEA” or ‘COMPANY’), and ONCOVIR, Inc., a Delaware corporation having its principal office at 3203 Cleveland Ave., NW, Washington, DC 20008 (“ONCOVIR”). Each of GENOCEA and ONCOVIR, are sometimes referred to herein individually as a “Party”, and collectively, as the “Parties.”

WHEREAS, ONCOVIR owns and controls the Product (as defined below) which Product is currently manufactured [* * *] for ONCOVIR by [* * *] (hereafter referred to as the “Manufacturer”);

WHEREAS, ONCOVIR owns and controls certain additional information, methods, know-how, formulas, compositions, plans, specifications, data (including, without limitation, regulatory, safety, efficacy and pharmacological data), manufacturing improvements, trade secrets, Patents and other intellectual property, associated with development and manufacture of the Product;

WHEREAS, ONCOVIR maintains two Drug Master Files (each, a “DMF”) and two INDs at the United States Food and Drug Administration (“FDA”) that includes manufacturing intellectual property for the Product plus additional toxicology, pharmacology and clinical safety and efficacy data relating to the Product; and

WHEREAS; the Parties wish to define the terms under which ONCOVIR will supply and license to GENOCEA the Product for the conduct of research, product development, clinical trials and commercialization in conjunction with GENOCEA’s vaccines and its pharmaceuticals in the Territory (as defined below).

NOW THEREFORE, in consideration of the foregoing, and the mutual promises set forth herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.Definitions.

1.1    “Act” means the United States Federal Food, Drug and Cosmetic Act, as amended to date and as may be further amended from time to time during the Term, and the regulations promulgated with respect thereto.
1.2    “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.
1.3    “Applicable Law” means all laws, rules, regulations and guidelines within the United States of America and the European Union, as applicable, (including, but not limited to, the Act and all regulations promulgated thereunder, including, but not limited to, cGMP), as existing as of the Effective Date and as may be amended from time to time thereafter, that apply to the import, export, research, development, manufacture, marketing, distribution and/or sale of Products in the USA or the performance of either Party’s obligations under this Agreement.
1.4    “Change of Control” means, with respect to ONCOVIR, (a) a merger or consolidation of ONCOVIR with a third party which results in the voting securities of ONCOVIR outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity or its ultimate parent entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which one or more third parties, together with its or their Affiliates, becomes the owner of fifty percent (50%) or more of the combined voting power of ONCOVIR’s outstanding securities other than through issuances by ONCOVIR of securities of ONCOVIR in a bona fide financing transaction or series of related bona fide financing transactions, or (c) the sale or other transfer to a third party of all or substantially all of ONCOVIR’s assets or all or substantially all of ONCOVIR’s business to which this Agreement relates.
1.5    “Commercially Reasonable Efforts" means efforts and resources comparable to those undertaken by pharmaceutical/biotech companies to develop, market, supply, sell and distribute a product owned by it or to which it has rights, which is of similar overall market potential at a similar stage in its product lifecycle.
1.6    “GENOCEA Technology” means any [* * *] of GENOCEA that GENOCEA wishes to use in combination with the Product.
1.7    “GAAP” means U.S. generally accepted accounting principles as in effect at the relevant time or for the relevant period applied on a consistent basis during the period involved.
1.8    “cGMP” means the then-current good manufacturing practices as described in Applicable Law, including Parts 210 and 211 of Title 21 of the United States Code of Federal Regulations FDA and European Medicine Agency, together with the latest guidance documents pertaining to manufacturing, testing and quality control practice. To the extent any additional manufacturing practices are required to comply with applicable law, GENOCEA and ONCOVIR shall work together to satisfy such requirements.
1.9    “Combination Product” means any product or bundle of products consisting of a combination of GENOCEA Technology and the Product, whether administered together or separately as part of a given therapy, for any indication. Combination Product includes but is not limited to personalized cancer vaccines (“Personalized Vaccines”) and GENOCEA non-personalized or off-the-shelf cancer vaccines (“Off-the-shelf Vaccines”). It is anticipated that Company’s first Combination Product will be Personalized Vaccines. Combination Product does not include Product administered alone or with other inactive ingredients or excipients or in controlled release formulations.
1.10    “Effective Date” has the meaning set forth in the preamble.
1.11    “Total Net Sales” Means the gross invoice price from the sale, lease or other transfer or disposition, other than by sublicense, of a Combination Product by the Company or any sublicensee or affiliate to third parties, less the following deductions, provided they actually pertain to the disposition of the particular Combination Product and, in the case of the items specified in the immediately succeeding clauses are separately stated on the applicable invoice or are provided in a separate invoice:
(i) reasonable returns, allowances, refunds, and rebates actually paid, granted or accrued, (ii) trade, quantity, cash, and other discounts and any other reasonable adjustments actually allowed or granted, including, but not limited to, those granted on account of price adjustments (including retroactive price adjustments), billing errors, rejected goods, damaged or defective goods, or recalls, (iii) chargebacks, rebates, reimbursements or similar payments or adjustments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions, pharmacy benefit management companies, health maintenance organizations or other health care organizations, or any governmental or regulatory authority or agency (including their purchasers and/or reimbursers), (iv) adjustments arising from consumer discount programs, (v) customs or excise duties, tariffs, sales, consumption, value added, and other taxes (except income taxes) or similar payments related to particular sales or shipments of the Combination Product as may be considered reasonable and customary in the Industry, and (vi) freight, handling and insurance Notwithstanding anything herein to the contrary, the transfer of a Combination Product to an Affiliate, sublicensee, or other Third Party (i) in connection with the research, development or testing of a Combination Product, (ii) for purposes of distribution as promotional samples or resale, or (iii) for indigent or similar public support or compassionate use programs shall not, in any case, be considered a sale of a Combination Product under this Agreement.
Except as set forth in in Section 5.3, no deductions shall be made for any other costs or expenses, including, but not limited to, payments due to third parties, royalties of any kind, commissions to independent sales agents or those on the Company’s or a sublicensee’s or affiliate’s payroll or for the cost of collection.
1.12    “ONCOVIR IP” means any and all ONCOVIR Proprietary Information, Patents, technical and regulatory information, know-how and other rights which are related to the Product and are as of the Effective Date or at any time during the Term owned or controlled by ONCOVIR or any of its Affiliates.
1.13    “ONCOVIR Proprietary Information” means any and all proprietary improvements, methods, know-how, formulas, compositions, plans, specifications, data (including, without limitation, regulatory, safety, efficacy and pharmacological data) or other intellectual property of any kind, related to the formulation, manufacture, production or use of the Product.
1.14    “Patents” shall mean those patents and patent applications listed on Appendix C attached hereto and any continuations, continuations in part, divisionals, provisionals, continued prosecution applications, substitutions, reissues, reexaminations, extensions, supplemental protection certificates, registrations, confirmations or renewals thereof.
1.15    “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint venture, non-profit organization, pool, syndicate, sole proprietorship, unincorporated organization, university, governmental authority or any other form of entity not specifically listed herein.
1.16    “Product” means ONCOVIR’s standalone immunomodulator and vaccine adjuvant, Poly-Inosinic-Poly-CytidylicAcid-polyLysine-Carboxymethylcellulose (poly-ICLC, Hiltonol®) as defined in ONCOVIR’s BB-DMF 14,302 and all improvements thereto made after the Effective Date.
1.17    “Purchase Orders” has the meaning set forth in Section 2.3.
1.18    “Regulatory Authority” means any federal, state or local regulatory agency, department, bureau or other governmental entity, including, without limitation, the FDA, that is responsible for issuing approvals, licenses, registrations or authorizations necessary for the production, use, storage, import, transport or sale of Product in its jurisdiction.
1.19    “Regulatory Requirements” means all applicable approvals, licenses, registrations, cGMP requirements, the requirements stipulated in the International Convention on Harmonisation guidelines on quality, authorizations and all other requirements of each applicable Regulatory Authority in relation to the Product, including, but not limited to, each of the foregoing which is necessary for, or otherwise governs, the manufacture, packaging, labeling, handling, use, storage, import, export, transport, distribution or sale of Product.
1.20    “Regulatory Standards” has the meaning set forth in Section 6.5.
1.21    “Royalty Term” means the period that begins on the Effective Date and ends ten (10) years after the Effective Date or the date on which last Valid Claim of any of the Patents expires, whichever is longer.
1.22    “Specifications” means the quality assurance and other requirements, procedures, guidelines and specifications for the manufacturing, packaging, labelling, handling, dating and storage of the Product, each as set forth in the applicable DMF for such Product or as may be required pursuant to any Regulatory Requirements or Applicable Law, and further including the specifications attached hereto as Appendix B and as may be amended from time to time as required by any Regulatory Requirements, Applicable Law or by the mutual written agreement of the Parties.
1.23    “Supply Interruption” will have the meaning set forth in Section 7.5.
1.24    “Term” means the period that begins on the Effective Date and ends upon any expiration without renewal or earlier termination of this Agreement.
1.25    “Territory” means any and all countries of the World.
1.26    “Valid Claim” means any claim of an issued and unexpired Patent on a country by country basis within the ONCOVIR IP where such claim has not been donated to the public, abandoned, disclaimed, revoked or held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.
2.    License and Supply of Product.
2.1    License Grant. ONCOVIR grants to GENOCEA a non-exclusive, assignable (to the extent provided in Section 14.2 below), royalty-bearing (to the extent provided in Section 5.1) license throughout the Territory, with the right to grant sublicenses through one tier, under the ONCOVIR IP in connection with the research, development, registration, use, sale, offering for sale, having sold, marketing, importation, or any other activities related to the research, development or commercialization of any Combination Products, including the use of the Product in connection with any of the foregoing, but not for manufacturing, use or sale of the Product alone or with inactive ingredients or excipients or in timed release formulations. The foregoing license shall remain in effect at all times during the Term.
2.2    Supply of Products to GENOCEA. During the Term, GENOCEA shall purchase Product from ONCOVIR, and ONCOVIR will supply Product to GENOCEA on the terms set forth in this Agreement, as requested by GENOCEA for use in connection with the research, development, registration, use, sale, offering for sale, having sold, importation, manufacture, commercialization, and marketing of Combination Products.

(a)	Notwithstanding anything to the contrary set forth in this Agreement, GENOCEA shall not be required to purchase any minimum quantity of Product from ONCOVIR.

(b)
In accordance with the provisions 14.2, if GENOCEA proposes to enter into a license to or development agreement with a third party or an Affiliate of GENOCEA for research, development or commercialization of a Combination Product, then GENOCEA shall grant such third party or GENOCEA Affiliate, as the case may be, the applicable sublicense rights and ensure that such sublicensee agrees to be bound in writing by the applicable obligations hereunder with respect to the Product

(c)
The supplied Hiltonol® for clinical trial use for any Combination Product will be cGMP grade and meet US FDA and European EMA quality requirements for clinical trial use. To the extent any additional quality requirements are required to comply with applicable law, GENOCEA and ONCOVIR shall work together to satisfy such requirements.

(d)
The supplied Hiltonol® for use in commercial production and sale of any Combination Product will be cGMP grade and meet US FDA regulatory quality requirements for commercial product use, subject to the provisions of sections 6 and 8, “Regulatory Support”.

2.3    Purchase Orders and Lead Time. GENOCEA shall issue written purchase orders for Product (“Purchase Orders”) for specific amounts of Product from ONCOVIR as GENOCEA may determine from time to time. ONCOVIR shall supply such quantities of Product as are requested by GENOCEA, vialed in such amounts per vial and labeled as GENOCEA reasonably requests, and for which GENOCEA agrees to pay any reasonable added set-up charges incurred by ONCOVIR for any nonstandard vial types or sizes. Purchase Orders must provide for a lead time for manufacturing of not less than [* * *] from the date of the Purchase Order to the date of delivery of the Product ordered, unless stock Product is available that meets GENOCEA’s specifications or as otherwise agreed to by ONCOVIR. ONCOVIR will use Commercially Reasonable Efforts to have stock available or substantially reduce such lead time, will coordinate such efforts with GENOCEA, and will reduce such lead time for Purchase Orders by GENOCEA as such reductions are achieved.
3.    Up-Front Payment; Initial Supply.
3.1    Up-Front Payment. GENOCEA will pay ONCOVIR an upfront fee of [* * *], with [* * *] due [* * *] after the execution of this Agreement and [* * *] within [* * *] thereafter. (the “Up-Front Payment”). The Up-Front Payment will constitute consideration for the license granted to GENOCEA in Section 2, the Initial Supply (as defined below), and the regulatory support and manufacturing support services to be provided by ONCOVIR under Sections 7 and 8 below.
3.2    Initial Supply of Product. In consideration of the Up-Front Payment, ONCOVIR will supply GENOCEA, within [* * *] after written request by GENOCEA and at no additional charge, with [* * *] vials of Product from its last manufacturing run [* * *] (with each vial containing [* * *]. Concentration is [* * *]. In addition, in consideration of the Up-Front Payment, ONCOVIR will supply GENOCEA, at no additional charge, with [* * *] vials of Product (with each vial containing [* * *]) from ONCOVIR’s next manufactured lot of Product (the “Initial Supply”), currently estimated for delivery in February 2018.
4.    Additional Orders and Supply of Product; Marketing Approval Milestone Payment.
4.1    Purchase Orders and Payments. During the pre-clinical and clinical trial stage of each Combination Product, the Company shall purchase from ONCOVIR, and ONCOVIR shall supply the Company, with such quantities of the Product for use only in such Combination Product in a pre-clinical or clinical trial setting as are specified by the Company from time to time. Once the Company receives regulatory approval to market a Combination Product, the Company shall market and sell such Combination Product in accordance with Company’s marketing plans and strategy.
The Company shall purchase from ONCOVIR, and ONCOVIR shall supply the Company with, all of the Company’s requirements for Product in such quantities of the Product as are specified by the Company from time to time, for use only in such Combination Product.

The Company shall provide periodic rolling forecasts to ONCOVIR regarding the Company’s anticipated needs for the Product so that ONCOVIR can plan its production and supply Product to the Company in the quantities and on the delivery dates requested by the Company from time to time.

4.2    After receipt of each Purchase Order, ONCOVIR shall issue to GENOCEA an invoice containing the total price for the quantities of Product set forth in the Purchase Order (at the pricing set forth in Section 4.3 or Section 4.4 below, as applicable). ONCOVIR shall deliver the quantities of Product set forth in the Purchase Order to GENOCEA by the delivery date specified by GENOCEA in such Purchase Order, provided that such delivery date is no sooner than the lead time set forth in Section 2.3 or otherwise agreed upon by ONCOVIR. Within [* * *], GENOCEA will make a payment to ONCOVIR of [* * *] of the total price, with, [* * *]. For clarity, if ONCOVIR has Product in inventory for immediate delivery then [* * *]. Payment(s) will be promptly refunded in the event of non-conformance with Specifications. Interest shall accrue on payments or refunds that are not paid when due at the rate of [* * *]
4.3    Product Pricing for Research Use. The supply price that ONCOVIR will charge to GENOCEA for Product for use in clinical trials and other research purposes shall be [* * *], and for which GENOCEA agrees to pay any reasonable added set-up charges incurred by ONCOVIR. In addition, GENOCEA may request a reasonable amount of research grade (non-GMP) Product, if available, at a reduced price.
4.4    Product Pricing for Commercial Use. Following marketing approval of the Combination Product, GENOCEA shall purchase from ONCOVIR, and ONCOVIR shall supply GENOCEA with such quantities of Product for use only in the Combination Product as are specified by GENOCEA from time to time. The initial cost of Product for GENOCEA after regulatory approval of the applicable Combination Product shall be [* * *], and for which GENOCEA agrees to pay any reasonable added set-up charges incurred by ONCOVIR.
4.5    Price Changes: ONCOVIR may increase the sale price of the Product on no more than an annual basis, but such increases shall be limited to:(1) reasonable increases in ONCOVIR’s manufacturing costs, but in no event more than [* * *] per annum, supported by financial analysis or (2) as otherwise mutually agreed by the Company and ONCOVIR. The "Base Year" is the year that ends [* * *] after the Effective Date.
4.6    Milestone Payments. For each Combination Product the Company, its affiliates and/or sublicensees shall pay the following milestone royalties within [* * *] of the following:
(1) a non-refundable milestone royalty of [* * *] upon the [* * *]; and
(2) a non-refundable milestone royalty of [* * *] upon the [* * *].

Each of the foregoing Milestone Royalties shall be payable only once for each Combination Product.

5.    DIRECT OR INDIRECT EARNED SALES ROYALTIES:
5.1    Royalties
(a)    [* * *] Combination Products. During the Royalty Term, GENOCEA shall make calendar-quarterly royalty payments on annual Total Net Sales of each Combination Product by GENOCEA, its Affiliates and its sublicensees, on a product-by-product basis (worldwide) as follows:
[* * *]
(b)     Combination Products using [* * *]. During the Royalty Term, GENOCEA shall make calendar-quarterly royalty payments on annual Total Net Sales of each Combination Product by GENOCEA, its Affiliates and its sublicensees, on a product-by-product basis (worldwide) as follows:
[* * *]
(c)     For any other Combination Products except as outlined in 5(a) and 5(b) above, Royalties will be negotiated.

5.1    Payment. GENOCEA will pay any royalties due ONCOVIR on a quarterly basis, within [* * *] after the end of the calendar quarter in which the Net Sales to which the royalties relate were received by GENOCEA, its Affiliates or its sublicensees.
5.2    Third Party Offsets. ONCOVIR represents and warrants it has Patents, listed under Appendix C, giving it exclusivity and freedom to operate the licensed technology. If, at any time, Company discovers that Product infringes the intellectual property of a third party, as determined by a Court of competent jurisdiction, Company may, if it has not already done so, negotiate with the owner of such intellectual property for a license. Should the license with the owner of such intellectual property require the payment of royalties or other consideration to such owner, then the royalties otherwise payable under this Agreement shall be reduced [* * *]; provided that in no event shall the royalty payable under this Agreement be reduced by more than [* * *].

6.    Terms and Conditions of Sale

6.1    Notification of Inability to Fill Orders. ONCOVIR shall advise GENOCEA as soon as reasonably practicable of any inability of ONCOVIR to make full and timely delivery of Product ordered by GENOCEA.
6.2    Delivery. All Product supplied under this Agreement shall be supplied to GENOCEA at ONCOVIR’s designated manufacturing or warehouse location and shall be shipped by a carrier selected by GENOCEA to such location as designated by GENOCEA in the applicable Purchase Order. Title and risk of loss, delay and damage shall pass to GENOCEA upon delivery to GENOCEA’s carrier. At GENOCEA’s request ONCOVIR may arrange for shipping and insurance. ONCOVIR shall not ship any goods until GENOCEA confirms whether it desires to obtain insurance on such shipment, or waives such right. All costs incurred by ONCOVIR in so doing shall be invoiced directly to, and upon receipt payable directly by, GENOCEA. ONCOVIR shall assist GENOCEA with shipping and insurance in such manner as GENOCEA reasonably requests. All Product will be packaged for shipment with commercial packaging generally suitable for shipment via land, air or sea, as applicable, in standardized containers in accordance with ONCOVIR’s standards and procedures. In the event of a carrier’s mis-delivery, ONCOVIR shall offer reasonable assistance to GENOCEA (at no additional cost) in dealing with the carrier in tracing the shipment.
6.3    Sales and Use Taxes. GENOCEA shall pay any duty, sales or use taxes or similar fees or costs that may apply to the supply of Product hereunder. In the event ONCOVIR incurs any such duty, sales or use taxes or similar fees or costs in filling an order, such expenses may be invoiced separately and shall be payable upon receipt by GENOCEA. GENOCEA’s obligation to pay the taxes and other costs set forth above shall only apply to transfers of goods between ONCOVIR and GENOCEA designated facilities.
6.4    Product Quality; Records; Retentions. All Product supplied hereunder will initially meet the Specifications and all applicable Regulatory Requirements of the Regulatory Authorities of the United States, (including, but not limited to, those related to quality) with respect to clinical use of the Product in the United States (the “Regulatory Standards”). For clarity and subject to Section 6.5, as of the Effective Date, the Product manufacturing process is not yet fully validated and Product may not yet meet all Regulatory Requirements for commercial sale in the United States or other countries of the Territory. ONCOVIR shall maintain, and shall cause the Manufacturer and any other supplier to ONCOVIR to maintain, true and complete books, records, test and laboratory data, reports and other information accurately documenting the manufacture and supply of the Product, including all information required to be maintained by Applicable Law. ONCOVIR shall maintain and store samples of all Product released and supplied under this Agreement with a certificate of analysis for such period as may be required by Applicable Law. If GENOCEA requests, ONCOVIR shall maintain such samples for a longer period at GENOCEA’s expense.
6.5    Regulatory Approvals; Cooperation. ONCOVIR will cooperate with the Company to assist the Company in obtaining regulatory approval for any clinical trials of each Combination Product and marketing approval for commercial sales of such Combination Product, including, without limitation, providing Company the right to cross reference the Drug Master File.
ONCOVIR shall provide the Company, at the Company’s request, with its materials, documents and support to assist the Company in obtaining regulatory approval for any clinical trial related to a Combination Product. ONCOVIR will provide the Company cross-reference authorization to its Poly-ICLC DMF and IND FDA filings. ONCOVIR will also provide all safety documentation and selected Product manufacturing information, including all available Product stability data, directly to Company for its regulatory filings.

The parties acknowledge that Product manufacturing process is not yet fully validated and the Product may not yet meet all FDA regulatory requirements for commercial sale in the United States or other countries of the Territory. However, ONCOVIR is currently planning a Product quality and regulatory strategy and other measures to supply the Product to the Company in compliance with applicable regulatory Requirements of the regulatory authorities of the United States and the European Union for conduct of phase III trials and for commercial sale, and as required by regulatory authorities for other countries in the Territory to be agreed by the Company and ONCOVIR. ONCOVIR shall keep GENOCEA apprised of the strategy.

The Product shall have its manufacturing process validated to conduct phase III trials in the USA or Europe prior to Company being required to pay the milestone payment associated with such.

Notwithstanding the above, certain of ONCOVIR’s manufacturing method details and batch records containing trade secrets and proprietary information shall not be released to the Company, its successors or assigns. However, ONCOVIR will provide information required for regulatory filings and will allow independent audit of its manufacturing facilities and all regulatory documentation, at the Company’s expense and subject to the manufacturer’s scheduling constraints. All such information shall be treated as ONCOVIR Confidential Information.

6.6    Certification of Quality and Quantity. ONCOVIR shall provide GENOCEA with a certificate stating that the quality and quantity of each batch of Product sold to GENOCEA conforms to the Specifications, the Regulatory Standards, the Regulatory Requirements (when applicable) and the GENOCEA Purchase Order requirements. ONCOVIR will provide to GENOCEA a written certificate of analysis with each delivery of Product.
6.7    Implied Acceptance. Subject to Section 6.9, if within [* * *] of GENOCEA’s receipt of any quantity of Product from ONCOVIR, GENOCEA does not notify ONCOVIR that the relevant quantity does not comply with the Specifications, GENOCEA’s Purchase Order requirements, or the Regulatory Standards (or Regulatory Requirements, when applicable), and submit a sample of the non-compliant Product, that quantity shall be deemed to comply in all respects with the Specifications, GENOCEA’s Purchase Order requirements and the Regulatory Standards (or Regulatory Requirements, when applicable).
6.8    Rejection. If GENOCEA notifies ONCOVIR (within the [* * *] period set forth in Section 6.7) of non-compliance of Product with the Specifications, GENOCEA’s Purchase Order requirements, or the Regulatory Standards (or Regulatory Requirements, when applicable), then ONCOVIR shall check the conformity to the Specifications, GENOCEA’s Purchase Order requirements, and Regulatory Standards (or Regulatory Requirements, when applicable) of such sample. In case ONCOVIR confirms that the sample does not conform, then GENOCEA shall have properly rejected such shipment of Product, and GENOCEA shall at its option (i) receive a refund for any amounts already paid to ONCOVIR for the rejected Product (ii) request ONCOVIR deliver conforming Product; (iii) and/or receive a credit for any amounts already paid to ONCOVIR for the rejected Product against the amount due for the next shipment of Product accepted by GENOCEA until such credit shall have been fully utilized. At the request of ONCOVIR, GENOCEA shall either return or destroy the rejected Product, at the cost and expense of ONCOVIR. In case the opinions of GENOCEA and ONCOVIR, differ on the conformity or nonconformity of the product to Specifications, GENOCEA’s Purchase Order requirements or Regulatory Standards (or Regulatory Requirements, when applicable), the Parties shall meet in order to settle the difference amicably. If the difference cannot be settled amicably, it will be submitted to an independent expert, to be designated by both Parties, and any testing associated therewith will be submitted to an independent laboratory, to be designated by both Parties. The opinion of the independent expert shall be final. The cost of the independent expert and laboratory shall be borne by the losing Party.
6.9    Product Recalls. Other than with regard to normal expiration of Product, in the event: (i) a regulatory authority or other national government authority of the United States or the European Union issues a request, directive or order that the Product be recalled; (ii) a court of competent jurisdiction orders such a recall of the Product, or (iii) ONCOVIR or GENOCEA reasonably determines that Product should be recalled, the parties shall take all appropriate corrective actions, and shall cooperate in any governmental investigations surrounding the recall. ONCOVIR shall be responsible for replacing the quantity of Product that was recalled at no cost to GENOCEA.  ONCOVIR shall use all commercially reasonable efforts to replace such Product as soon as practicable.  In addition, ONCOVIR agrees that it shall be responsible for the administrative expenses of any Product recall.  For purposes of this Agreement, the administrative expenses of recall shall include the expenses of notification and destruction or return of the recalled Product, and any costs associated with the delivery of replacement Product to Company, but shall not include cost of Combination Product or lost profits.

7.    Manufacturing Support.
7.1    Manufacturing Transparency. ONCOVIR shall use commercially reasonable efforts to provide GENOCEA with transparency on the manufacture of Product and allow GENOCEA’s commercially reasonable manufacturing needs to influence ONCOVIR strategy and actions in the manufacturing process so that the manufacturing of Product will comply with the Specifications, GENOCEA’s Purchase Order requirements or Regulatory Standards (or Regulatory Requirements, when applicable) applicable to the Product and any Combination Product in the U.S.A., European Union, and Canada.
7.2    Manufacturing Specifications. ONCOVIR shall manufacture, or cause to be manufactured, Product under this Agreement in compliance with all applicable Specifications, GENOCEA’s Purchase Order requirements, Regulatory Standards and Regulatory Requirements and in accordance with the representations and warranties set forth in this Agreement.

7.3    Inspection of Manufacturing Facilities. ONCOVIR shall permit GENOCEA, at GENOCEA’s sole expense, to visit Manufacturer’s premises, upon ten (10) day’s prior notice, during normal working hours, for the purpose of inspecting the manufacturing processes and components used in the manufacture of Product to determine whether the Product is being manufactured in accordance with the Specifications, GENOCEA’s Purchase Order requirements and Regulatory Standards (or Regulatory Requirements, when applicable). The inspector shall be entitled to access to ONCOVIR Proprietary Information as required to certify the compliance or non-compliance of the Product and the Manufacturer to the Specifications, GENOCEA’s Purchase Order requirements, Regulatory Standards (or Regulatory Requirements, when applicable). If the inspector is not covered by the confidentiality obligations of GENOCEA hereunder, the inspector shall be required to execute a confidentiality agreement on commercially reasonable terms acceptable to ONCOVIR (such acceptance not to be unreasonably withheld) before reviewing any ONCOVIR Proprietary Information. The inspector shall not copy ONCOVIR Proprietary Information or remove such from the Manufacturer’s premises. Subject to the foregoing, and to the extent necessary for regulatory compliance by GENOCEA and the safety of patients exposed to a Combination Product, the inspector may reveal to the Parties hereunder: (a) whether the manufacture of the Product complies with the requirements set forth herein or under Applicable Law; and (b) a summary and description of the type of non-compliance with the requirements set forth herein or under any Applicable Law. In all cases, GENOCEA shall treat all non-public information subject to review or made available as a result of or in connection with this Section 7.3 as ONCOVIR Proprietary Information and shall cause its authorized agents to retain all such information in confidence (subject to the following), and shall not use any such information, or cause or allow any such information to be used, for any purpose other than regulatory compliance or patient safety.

7.4    Change in Commercial Manufacturing. If ONCOVIR desires to make any changes or modifications to the manufacturing process of Product, except for an increase in lot size, ONCOVIR shall notify GENOCEA at least [* * *] prior to implementing any such changes or modifications. Such notice shall specify in reasonable detail such proposed changes or modifications and the reasons therefor. If requested by GENOCEA within [* * *] after receipt of such notice, ONCOVIR shall meet with GENOCEA within [* * *] of GENOCEA’s request to discuss such proposed changes or modifications and the reasons therefor. ONCOVIR shall consider in good faith any comments or recommendation of GENOCEA with regard to such changes or modifications. ONCOVIR will submit promptly to the FDA and other applicable Regulatory Authorities any necessary modifications to the applicable Drug Master File in order that GENOCEA can obtain any necessary approval for such change or modification from the FDA and other applicable Regulatory Authorities. ONCOVIR agrees that it will not implement any such change or modification until receipt of approval from the FDA and other applicable Regulatory Authorities, if prior approval from the FDA is required. If FDA approval of such a change is required, ONCOVIR will continue to supply GENOCEA with Product in conformity with then-existing conditions of the Product manufacturing process, until GENOCEA notifies ONCOVIR that applicable FDA approvals have been received. Notwithstanding the foregoing, ONCOVIR shall not make any changes to the manufacturing process of Product without the prior written consent of GENOCEA if said changes would have an impact on GENOCEA’s development or sale of Combination Product or require GENOCEA to make changes to its IND or Protocols for ongoing clinical trials.

7.5    Supply Interruption. Supply of the Product is subject to availability, but ONCOVIR shall use all Commercially Reasonable Efforts to ensure supply. ONCOVIR shall take all steps to ensure clinical and commercial supply. Should ONCOVIR or a manufacturer for ONCOVIR, at any time during clinical trial development or thereafter, have reason to believe that it will be unable to meet Company’s commercially reasonable Product requirements or delivery dates, or to supply Product in accordance with a Purchase Order or otherwise meet its obligations under this Agreement (each a “Supply Interruption”), ONCOVIR shall promptly notify Company stating the reasons for the delay or failure to comply with the terms of the Agreement, the expected duration of the delay and the efforts ONCOVIR is taking to address the cause for the delay. At Company’s sole discretion ONCOVIR shall work collaboratively with Company to discuss and promptly resolve any such Supply Interruption, which efforts shall include, but shall not be limited to: providing to the extent reasonably possible in accordance with confidentiality provisions of this agreement, and at Company cost, access to ONCOVIR’s Manufacturer during Manufacturer’s regular business hours and ONCOVIR’s relevant facilities and personnel until the supply interruption is resolved and ensuring that any remedial actions recommended by Company are considered in good faith and if accepted, promptly implemented. In addition to the rights set forth above, during any Supply Interruption, where ONCOVIR, its successors, or assigns, in breach of this agreement, unjustifiably refuse or are unable to submit a purchase order to resolve the Supply Interruption for any reason, and such refusal or inability shall have continued for at least [* * *], then Company shall have the right at its sole discretion to [* * *].
[* * *] However, ONCOVIR will provide information required for regulatory filings and will allow independent audit of its manufacturing facilities and all regulatory documentation, at the Company’s expense and subject to the manufacturer’s scheduling constraints. All such information shall be treated as ONCOVIR IP and Confidential Information.

Notwithstanding the above, once the Supply Interruption ceases to be continuing and once ONCOVIR has re-established supply, the supply, purchase and sale of PRODUCT under this Agreement shall resume under the direction of ONCOVIR. Company shall abandon its efforts to seek a future supply of PRODUCT separate from ONCOVIR.

7.6    Second Source Manufacturer: ONCOVIR has identified [* * *] potential additional manufacturing sites for Product, and within [* * *] of the effective date of this agreement, ONCOVIR will take all reasonably necessary steps to validate one such additional manufacturing sites capability to manufacture the Product (including, without limitation, in Bulk Product and Finished Dosage Form) (“Second Source Manufacturer”) that complies with all Applicable Laws and is qualified to manufacture the Product in compliance with Regulatory Requirements. ONCOVIR will transfer its manufacturing method details and trade secrets directly to the Second Source Manufacturer as necessary to enable production of Product in acceptable quality and quantity and provide such other assistance to assure an efficient and smooth transfer of the manufacturing processes for the Product. Such information will be provided only to the Second Source Manufacturer and only under strict confidentiality.
7.7    Reserve Supply of Product. Once ONCOVIR begins to supply commercial Product, thereafter GENOCEA shall at all times have in its possession an additional stock of Product that has not been combined with any drug, covering its requirements for Product that GENOCEA reasonably anticipates will be sufficient for at least [* * *].
7.8    Force Majeure. Subject to compliance with Sections 4, 6, and 7 of this Agreement, ONCOVIR shall not be liable to GENOCEA for delay in supply of Product hereunder, if such failure or delay is due to Force Majeure. “Force Majeure” means strikes, labor disputes, riots, war, acts of God, invasion, fire, explosion, floods, delay of carrier, acts of government or government or regulatory agencies or instrumentalities, and any other similar circumstances, provided that in each such case such cause or circumstance must not have been foreseeable, and must have been beyond the control of ONCOVIR, the Manufacturer or any of their respective suppliers to avoid or overcome.
8.    Regulatory Support.
ONCOVIR has filed and maintains, and will continue to maintain, at its expense, a Drug Master File for the Product with the FDA, as well as other regulatory filings in other jurisdictions related to the Product (the “ONCOVIR Regulatory Files”). ONCOVIR shall provide GENOCEA, at GENOCEA’s request, with any and all materials, documents and support to assist GENOCEA in obtaining regulatory approval for any clinical trial or new drug application related to a Combination Product. ONCOVIR will provide cross-reference authorization to its Poly-ICLC DMF and IND FDA filings. ONCOVIR will also provide all safety documentation and selected PRODUCT manufacturing information, including all available PRODUCT stability data, and associated forced degradation study reports to verify that analytical methods are stability indicating, directly to GENOCEA for its regulatory filings. ONCOVIR will provide such other information as may be requested or required by applicable regulatory authorities. ONCOVIR will permit GENOCEA to inspect and review ONCOVIR’s manufacturing processes and plants per Section 7.3. Notwithstanding the above, certain of ONCOVIR’s manufacturing method details and trade secrets and Proprietary information shall not be released to GENOCEA, its successors or assigns except in strict confidentiality as required to satisfy Applicable Law, including Regulatory Requirements. However, ONCOVIR will allow independent audit of such details and trade secrets, its manufacturing facilities and all regulatory documentation at such times during normal business hours as GENOCEA requests and using independent auditors selected by GENOCEA and reasonably acceptable to ONCOVIR. All such information shall be treated as ONCOVIR Confidential Information. All such information is additionally on file with FDA and ONCOVIR will provide GENOCEA authorization to cross-reference the entirety of that record.
9.    Certain Representations and Covenants.
9.1    Organization; Authorization. Each Party hereby represents and warrants to the other Party that: (a) it is a corporation duly organized, validly existing and in good standing under the laws of the governing body of its applicable jurisdiction of incorporation; (b) it has full right, power, and authority to execute and deliver this Agreement and to perform its obligations pursuant to this Agreement and (c) this Agreement has been duly and validly authorized, executed, and delivered by it and constitutes its valid and binding obligation, enforceable in accordance with its terms.
9.2    No Violation. Each Party represents and warrants to the other Party that the execution, delivery and performance of this Agreement by such Party, and the consummation of the transactions contemplated herein will not: (a) violate any provisions of law, statute, rule, regulation or executive order to which such Party is subject; (b) violate any judgment, order, writ or decree of any court applicable to such Party; or (c) result in a breach or conflict with any term, covenant, condition, or provision of the organizational documents of such Party. Each Party to this Agreement represents and warrants that it has all permits, authorizations, and consents, whether of a governmental or regulatory agency, that are or may be required for the performance of such Party’s services hereunder
9.3    Certification of Ownership and Rights. ONCOVIR represents and warrants that it has full rights or title to any and all Product supplied to GENOCEA under this Agreement, and that to its knowledge, GENOCEA’s use of the ONCOVIR IP or other materials associated with the Product and provided by ONCOVIR to supply the Product will not infringe or misappropriate any third party’s patents or other intellectual property rights.
9.4    Debarment. ONCOVIR represents and warrants that it is not debarred and has not and will not knowingly use in any capacity the services of any person debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992 or any comparable law of any foreign jurisdiction, as each may be amended from time to time.
9.5    Adverse Event Reporting. Each Party shall notify the other Party promptly (but in no event later than [* * *] after learning of the occurrence of) of any serious unexpected adverse drug reactions related to any vaccine or drug containing the Product, whether in clinical trials or commercial sales, any Product recall, regulatory safety or efficacy challenges or inquiries relating to any therapy that incorporates the Product or any adverse results of any regulatory inspection of any facility at which the Product is manufactured. Each Party shall promptly upon any other Party’s request provide, on a confidential basis, as such Party’s Proprietary Information, such information relating to such event as such other Party may request.
9.6    Product. ONCOVIR represents and warrants that: (a) the Product, when delivered to GENOCEA, will conform in all material respects to the Specifications, the Regulatory Standards, the Regulatory Requirements (when applicable) and all other the requirements of this Agreement; (b) no Product delivered pursuant to this Agreement will, at the time of such delivery, be adulterated or otherwise fail to comply with the Specifications or Applicable Laws and (c) the manufacturing facilities and manufacturing activities conducted for the manufacture of the Product will, at the time of manufacture, comply with all Specifications and Applicable Laws.
9.7    Diligence. ONCOVIR will use its commercially reasonable efforts to supply GENOCEA all of its commercially reasonable requirements of the Product.
10.    Indemnification, Insurance and Liability.
10.1    Indemnification of ONCOVIR. Subject to Section 10.2 below, GENOCEA shall indemnify, defend and hold harmless ONCOVIR and Manufacturer, its directors, officers, employees and agents (the “ONCOVIR Indemnitees”) from all Losses, as defined in Section 12.4 below, that they may suffer as a result of any claims, demands, actions or other proceedings made or instituted by any third party (each, a “Third Party Claim”) directly arising from GENOCEA’s use of the Product (including, without limitation, research, development, manufacture, marketing, sale or distribution of any Combination Product or Combination Product candidate), except to the extent arising from (i) the failure of ONCOVIR, Manufacturer or any of their subcontractors to manufacture Product in accordance with the Specifications, GENOCEA’s Purchase Order requirements or the Regulatory Standards or Regulatory Requirements (when applicable) or (ii) any other breach of this this Agreement by ONCOVIR, or the negligence or willful misconduct of any of the ONCOVIR Indemnitees. If ONCOVIR intends to claim indemnification under this Section 10.1, ONCOVIR shall promptly notify GENOCEA in writing of the Third Party Claim, shall cooperate with GENOCEA in its control the defense of such Third Party Claim, and shall cooperate with GENOCEA in such defense.
10.2    Indemnification of GENOCEA. ONCOVIR shall indemnify, defend and hold harmless GENOCEA, its Affiliates and its and their respective directors, officers, employees, agents and licensees (the “GENOCEA Indemnitees”) from and against all Losses that they may suffer as a result of any Third Party Claim arising from (i) the failure of ONCOVIR, Manufacturer or any of their subcontractors to manufacture Product in accordance with the Specifications, GENOCEA’s Purchase Order requirements or the Regulatory Standards or Regulatory Requirements (when applicable) or (ii) any other breach of this this Agreement by ONCOVIR, or the negligence or willful misconduct of any of the ONCOVIR Indemnitees. If GENOCEA intends to claim indemnification under this Section 10.2, GENOCEA shall promptly notify ONCOVIR in writing of any Claim, shall cooperate with ONCOVIR in its control the defense of such Claim, and shall cooperate with ONCOVIR in such defense.
10.3    Insurance. ONCOVIR shall maintain liability insurance against claims made by patients or their representatives regarding the manufacture, sale, distribution or use of the Product. GENOCEA shall maintain sufficient liability insurance against claims made by patients or their representatives, regarding the manufacture, sale, distribution or use of the Combination Product. The Parties shall maintain such insurance in such amounts as are customary in the industry for similar activities during the Term of this Agreement and thereafter for so long as Combination Products administered to or used by patients may have adverse effects and product liability claims may occur from the use of the Product. GENOCEA will notify ONCOVIR before the beginning of each clinical trial for a candidate Combination Product and will specify the expected number of patients.
10.4    Liability. Except with regard to 1) damages arising from the gross negligence, fraud, or willful misconduct of a Party, and 2) any duty to indemnify under Section 10.1, Section 10.2, or Section 12.4 for losses resulting from a third party claim; in no event shall either Party or any of their respective Affiliates be liable for special, punitive, indirect, incidental or consequential damages or lost profits arising from or in connection with this Agreement, whether based on contract, tort, or any other legal theory and irrespective of whether such party has been advised of the possibility of any such loss or damage.
11.    Confidentiality of Agreement. Each Party agrees that this Agreement and the information contained herein shall be treated as confidential and further agrees not to disclose to any third party the content of this Agreement, except to the extent that such third party is bound by confidentiality obligations with respect thereto; provided, however, that notwithstanding the foregoing, each Party may disclose publicly this Agreement or its terms to the extent such Party determines that disclosure is required pursuant to applicable securities laws or regulations or exchange rules.
11.1    Definition of Confidential Information. The term “Confidential Information” shall mean any and all information, data or know-how, whether technical or non-technical, oral or written, that is disclosed by one Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”), which the Receiving Party knows or has reason to know is regarded as confidential by the Disclosing Party, including but not limited to, the Disclosing Party’s trade secrets, the structure, composition and manufacturing requirements or processes of the Disclosing Party’s technology (including without limitation, for ONCOVIR, the Product and for GENOCEA, GENOCEA Technology), marketing plans, techniques, processes, procedures and formulae. Notwithstanding the foregoing, Confidential Information of the Disclosing Party shall not include information which the Receiving Party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the Disclosing Party to the Receiving Party, (b) to have become publicly known, without fault on the part of the Receiving Party, subsequent to disclosure of such information by the Disclosing Party to the Receiving Party, (c) to have been received by the Receiving Party at any time from a source, other than the Disclosing Party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by the Receiving Party prior to disclosure of such information by the Disclosing Party to the Receiving Party, (e) to have been independently developed by employees or agents of the Receiving Party without access to or use of such information disclosed by the Disclosing Party to the Receiving Party, or (f) is approved in writing by the Disclosing Party for release by the Receiving Party.

11.2    Non-Disclosure and Non-Use. During the Term and for [* * *] thereafter, the Receiving Party shall (i) treat Confidential Information provided by Disclosing Party as it would treat its own information of a similar nature, (ii) not disclose such Confidential Information to Third Parties, without the Disclosing Party’s prior written consent, and (iii) not use such Confidential Information other than for fulfilling its obligations or exercising its rights under this Agreement. Each Party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.

11.3    Required Disclosures. The confidentiality obligations contained in this Section 11 shall not apply to the extent that the Confidential Information (i) is required to be disclosed by the Receiving Party to comply with Applicable Law, rule or regulation (including stock exchange rules) or a court or administrative order or to defend or prosecute litigation providing the Receiving Party furnishes prompt notice (to the extent such notice is feasible) to the Disclosing Party and takes reasonable and lawful action to avoid and/or minimize the extent of such disclosure or (ii) is required to be to disclosed to any governmental agency for purposes of obtaining approval to test or market a Combination Product, provided that the Receiving Party shall provide written notice thereof to the Disclosing Party (to the extent such notice is feasible) and takes reasonable and lawful action to seek confidential treatment thereof.
11.4    Use of Names. Unless otherwise required by law, neither Party shall use the name of the other Party, or any Affiliate of such other Party, in any press release or other public disclosure without the prior written consent of such other Party except as required to comply with applicable law, rule or regulation (including stock exchange rules) or a court or administrative order or to defend or prosecute litigation
11.5    Reverse Engineering Prohibited. The Company will not reverse engineer, disassemble, or use any other means to reverse-engineer Poly-ICLC or any Hiltonol®-containing drug product. The Company will not seek to make or have made or otherwise to obtain Poly-ICLC or any chemical variant of Poly-ICLC for the purpose, or with the effect, of avoiding its obligations to make payments to ONCOVIR under the License & Supply Agreement.
12.    Inventions and Intellectual Property
12.1    Pre-existing Rights: Company agrees that all right, title and interest in and to the Product and information, patents, patent applications and other intellectual property pertaining to Poly-ICLC manufacture and use that are provided by ONCOVIR to Company under this Agreement will remain with ONCOVIR. Company acknowledges that this Agreement may not be construed as a grant by ONCOVIR of a license or any other right or interest beyond those expressly set forth herein. ONCOVIR agrees that all right, title and interest in Company’s background technology, antigens, actual and potential products, and information provided by the Company shall remain with the Company.

12.2    GENOCEA Data. Data generated as a result of preclinical and clinical testing being conducted by or on behalf of GENOCEA shall be the sole property of GENOCEA. However, GENOCEA shall make any such data related to ONCOVIR’s Product, and particularly data relating to patient safety, available to ONCOVIR for its regulatory filings.

12.3     Costs. Each Party shall be responsible for all costs associated with the prosecution and maintenance of its own intellectual property. If ONCOVIR decides to abandon any Intellectual Property relevant to the Product, then GENOCEA shall have the right, but not obligation, to take over the ownership, prosecution and maintenance of such patents.
12.4    Indemnification. ONCOVIR will indemnify and hold harmless GENOCEA, its affiliates and licensees, and each of their respective directors, officers, agents and employees, from and against any damages, judgments, liabilities, penalties, losses, costs, and expenses, including, but not limited to, reasonable attorney’s fees, (collectively, the “Losses”) incurred in connection with any third party claim that (i) ONCOVIR’s Product infringes any intellectual property right; (ii) arising out of ONCOVIR’s manufacture and delivery of Product; or (iii) breach of any term of this Agreement, except insofar as such Losses result from GENOCEA’s gross negligence or willful misconduct, but only in proportion to and to the extent that such Losses are caused by or result from the negligent or intentional acts or omissions of ONCOVIR, its officers agents or employees. GENOCEA shall notify ONCOVIR promptly of GENOCEA’s receipt of notice of any claim, proceeding or investigation for which indemnification may be sought. Notwithstanding the foregoing, the failure to give notice shall not impact GENOCEA’s right to indemnity under this Section unless ONCOVIR has been prejudiced by such failure. ONCOVIR shall have the right, but not the obligation, to control the defense of any claim for which GENOCEA is seeking indemnification, provided ONCOVIR will not settle any such claim without GENOCEA’s prior written consent unless such settlement fully releases GENOCEA without any admission of fault or wrong-doing on GENOCEA’s part. The indemnification set forth in this Section 12 shall include amounts paid in settlement; provided, however, that no such settlement shall be entered into by GENOCEA without ONCOVIR’s consent.

13.    Term and Termination
13.1    Term. The term of this Agreement shall commence on the Effective Date and shall terminate upon termination by a Party in accordance with Section 13.2 or Section 13.3. Upon expiration of the Royalty Term, the licenses granted herein to GENOCEA shall become perpetual, fully paid and royalty free.
13.2    Termination. A Party may terminate this Agreement immediately in the event of and in accordance with the following:
(a)    the other Party defaults in the performance of any of its (1) obligations to pay money or (2) material obligations under this Agreement not involving the payment of money and in either such case fails to cure any non-monetary default, including without limitation, failure to supply, within [* * *] after written notice thereof, or cure any monetary default within [* * *] after written notice thereof from the other Party;
(b)    the other Party shall become bankrupt, file for a voluntary or involuntary petition for bankruptcy, become insolvent, make an assignment for the benefit of creditors, default in respect of any material indebtedness, admit its inability in writing to pay its debts as they become due, or generally fail to meet its obligations as they become due;
(c)    the other Party shall dissolve, wind-up, or cease conducting its operations generally or ceases to conduct the business of supplying Product
(d)    Genocea may terminate upon decision by GENOCEA to discontinue development of a Combination Product; or
(e)    Genocea may terminate upon finding by GENOCEA or an applicable Regulatory Authority that the Product or Combination Product is not clinically safe or effective.
If either Party terminates this Agreement, the Parties shall be responsible for their respective obligations and payment or completion of all Purchase Orders existing as of the date of such termination.
13.3    Wind-Down. For a period of [* * *] after the effective date of termination of this Agreement, if such termination occurs after regulatory approval of a Combination Product, GENOCEA and its Affiliates and sublicensees shall be entitled to sell any of the Product remaining in inventory, provided that such sales and related activities shall be subject to the terms and conditions of this Agreement, including the royalty provisions of this Agreement. In the event of any early termination of this Agreement, GENOCEA may continue and complete any ongoing clinical trials involving the Product and ONCOVIR shall continue to supply the Product for such purpose in accordance with terms and conditions of this Agreement as necessary to continue and complete such clinical trials. In the event of any early termination of this Agreement, the Parties will work together in good faith to determine and implement such additional, reasonable wind-down procedures with respect to the Product and Combination Products and related activities ongoing at the time of such termination.
13.4    Survival. Any expiration termination hereof shall not impair any rights or discharge any obligations that accrued to the Parties as of the effective date of such expiration or termination. The following provisions shall survive any expiration or termination of this Agreement Sections 5, 6.5 (last two sentences), 8, 9.5, 10, 11, 12, 13.4, 13.5 and 14.
14.    Miscellaneous
14.1    Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing and addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor in accordance with this notice provision, and shall be effective upon documented receipt by the addressee, if sent by express courier, or at the time of successful transmission if sent by fax, or be deemed to be effective on the fifth (5th) business day following the date of mailing if mailed registered or certified mail, return receipt requested.
If to GENOCEA:    GENOCEA Biosciences, Inc.
100 Acorn Park Drive
Cambridge, MA, 02140.
Attn: Legal Affairs

If to ONCOVIR:    ONCOVIR, Inc.
3203 Cleveland Ave, NW
Washington, DC 20008
Attn: Andres M. Salazar, CEO
Fax: 202-248-2324

14.2    Assignment. Neither Party shall be entitled to assign this Agreement without prior written permission from the other Party, which permission shall not be unreasonably withheld; provided, however, that notwithstanding the foregoing, a Party may assign this Agreement without any obligation to obtain the other Party’s prior written permission: (i) to any of its Affiliates or (ii) in connection with any merger, sale or other transfer of all or substantially all assets, sale of equity interests or other change of control transaction involving such Party (or, in the case of GENOCEA, involving any product or products to which this Agreement relates). In case of a succession the successor shall execute and deliver to ONCOVIR or GENOCEA as the case may be, an instrument in form, scope and substance agreeing to be bound by and to perform all its predecessor’s obligations under this Agreement.
14.3    Bankruptcy. All rights and licenses granted under or pursuant to any clause of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the “Bankruptcy Code”) or any comparable, applicable law outside the United States (“Insolvency Law”), licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. ONCOVIR agrees that GENOCEA, as licensee of such rights under this Agreement, (a) shall be entitled to retain all rights and licenses granted to GENOCEA under this Agreement, (b) shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of Insolvency Law that provide similar protection for “intellectual property.” Any agreement supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.
14.4    Governing Law. This Agreement, and any disputes arising from or related to this Agreement, shall be governed and interpreted in all respects in accordance with the laws of the State of Delaware, without reference to choice of law rules.
14.5    Independent Contractor. Each Party hereby acknowledges that the Parties shall be independent contractors and that this Agreement between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action which would be binding on the other Party.
14.6    Waivers. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties. No term or provision hereof will be considered waived by either Party, and no breach excused by either Party, unless such waiver or consent is in writing signed on behalf of the Party against whom the waiver is asserted. No consent by either Party to, or waiver of, a breach by either Party, whether express or implied, will constitute consent to, waiver of, or excuse of any other, different, or subsequent breach by either Party.
14.1    Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, including, without limitation, the Prior Agreements as listed in Appendix A.
14.2    Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement. The Parties shall consult one another and use reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the invalid or unenforceable provision.
14.3    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, and by the Parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signature Page Next Page]
IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this License and Supply Agreement on the date first above written.

ONCOVIR, INC.

By:     /s/ Andres M. Salazar, MD                Date: January 24, 2018

Name: Dr. Andres M. Salazar, MD
Title: Chairman, President and Chief Executive Officer

GENOCEA BIOSCIENCES, INC.

By:    /s/ William Clark                    Date: January 29, 2018
Name: Chip Clark
Title: Chief Executive Officer

APPENDIX A
PRIOR AGREEMENTS

MTA dated February 4, 2017
APPENDIX B
PRODUCT SPECIFICATIONS

Analysis	Limits
Test Method
[* * *]	[* * *]

For Informational Purposes Only:

[* * *]	[* * *]

[* * *]

APPENDIX C
PATENTS

Application	Filed	Title	Status
[* * *]	[* * *]	[* * *]	[* * *]

APPENDIX D
POTENTIAL SECOND SOURCE MANUFACTURERS

[* * *]

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